                                                                    EXHIBIT 99.1


Geneva Steel Holdings Corp. Announces Results for the Quarter Ended December 31, 2000

VINEYARD, Utah, March 1, 2001 / Geneva Steel Holdings Corp. (Nasdaq: GNVH) reported today a net loss before an extraordinary item of $32.3 million, or a loss of $1.93 per diluted common share, for the quarter ended December 31, 2000. This compares with net income of $1.8 million, or income of $0.09 per diluted common share, for the same period last year. The operating loss for the quarter ended December 31, 2000, was $26.8 million, compared with an operating loss of $4.0 million during the same period last year. As a result of the cancellation of indebtedness in connection with its emergence from bankruptcy, the Company recognized an extraordinary gain of $249.3 million, resulting in net income for the quarter ended December 31, 2000, of $217.0 million, or $12.86 per diluted common share. The results of operations for the quarters ended December 31, 2000 and 1999 reflect the operations of the predecessor company under the supervision of the bankruptcy court. With the emergence of the Company from bankruptcy and the implementation of "fresh-start" accounting, future results of operations will not be comparable to those of the predecessor company.

The Company also changed its fiscal year-end from September 30 to December 31. The Company reported the transition period from October 1 through December 31, 2000, on Form 10-Q and will report its new fiscal year on Form 10-K for the period ended December 31, 2001.

Recent Operating Results: The Company experienced lower overall price realization per ton for its products during the three months ended December 31, 2000, as compared to the same quarter in the prior year. The weighted average sales price per ton (net of transportation costs) of sheet and slab products decreased by approximately 4.3% and 15.2%, respectively, during the 2000 quarter, while the weighted average sales price per ton of plate and pipe products increased by approximately 7.6% and 6.7%, respectively, as compared to the same quarter in the prior year. Sales and tons shipped during the most recent quarter were $112.2 million and 404,000 tons, respectively, compared with sales and tons shipped of $126.2 million and 444,000 tons, respectively, for the same period last year.

Steel imports into the U.S. and domestic steel inventory levels have recently been high and are adversely affecting the Company's order entry and pricing. Additionally, new plate production capacity is being added in the domestic market. The Company expects that its overall price realization and shipments will remain at relatively low levels during the first calendar quarter and negatively impact the financial performance of the Company during the first calendar quarter of 2001 and potentially beyond that period. The Company's order entry has, however, recently improved. In light of indications of market improvements, the Company recently announced price increases of $20 and $10 per ton on hot-rolled bands and plate, respectively. Although the Company expects the hot-rolled band and plate markets to improve, there can be no assurance that such will be the case.


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As a result of weaker market conditions, the Company operated two blast furnaces at a reduced pace during the quarter ended December 31, 2000. Given continued weak market conditions, the Company idled its #2 blast furnace for 25 days beginning in late January during which time repairs were made that are expected to significantly defer the next required reline. During such time, the Company operated at a one blast furnace level. The #2 blast furnace was recently placed back in operation. Given continued weak market conditions, the Company intends to idle its #1 blast furnace, currently in operation, within two weeks to perform repairs that are expected to significantly defer the next reline. The Company believes that the repairs to the #1 blast furnace can be completed by May 31 at which time the Company could return to a two blast furnace operation if market conditions warrant doing so.

The Company's operating costs per ton for the three months ended December 31, 2000 increased as compared to the same period in the prior year, primarily as a result of production inefficiencies associated with operating two blast furnaces at a significantly reduced level and significantly higher natural gas costs. Decreased production volumes and higher natural gas costs continue to adversely impact the Company's results of operations. Operating costs per ton increased as production volume decreased in part because fixed costs are allocated over fewer tons.

Liquidity: In connection with its emergence from bankruptcy, the Company entered into a $110 million term loan agreement and established a $125 million revolving credit facility. At December 31, 2000, the Company's balance sheet included $22.9 million in cash from the term loan. This cash was used in early January 2001, primarily to pay accounts payable, which increased during the previous quarter as a result of delays in closing the term loan and revolving line of credit and the Company's resulting lack of liquidity. As of February 28, 2001, the Company's eligible inventories, accounts receivable and equipment supported access to $69.3 million in borrowings under the Company's credit facility. As of February 28, 2001, the Company had $60.3 million available under the credit facility, with $5.1 million in borrowings and $3.9 million in letters of credit outstanding.

Capital expenditures were $1.4 million and $0.6 million for the three months ended December 31, 2000 and 1999, respectively. These expenditures were made primarily in connection with the Company's ongoing modernization and maintenance efforts. Capital expenditures for fiscal year 2001 have been revised in light of current market conditions and are now budgeted at approximately $15 million, which includes the blast furnace repairs described above (and excludes any significant spending on the Company's planned walking beam furnace), and minimal maintenance spending. Given the Company's recent emergence from Chapter 11, current market conditions, and the uncertainties created thereby, the Company is continuing to closely monitor and control its capital spending levels. Depending on market, operational, liquidity and other factors, the Company may elect further to adjust the design, timing and budgeted expenditures of its capital plan.

The Company's plan of reorganization provided each holder of unsecured debt a right to participate in a $25 million preferred stock rights offering in the Company. The Company had previously entered into two standby purchase agreements for the purchase of up to $25 million of the new preferred stock. The standby purchaser that would have purchased up to $10 million of the preferred stock funded a portion of the $110 million term loan and was released from its

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standby purchase agreement. The other standby purchaser took the position that for a number of reasons, including the assertion of a material adverse change, it was no longer bound by its standby commitment to purchase up to $15 million of the preferred stock and filed a lawsuit seeking a declaratory judgment that it was no longer bound. The Company and the standby purchaser have settled the lawsuit, subject to appropriate bankruptcy court approval, through a payment to the Company of a nominal settlement amount. In light of current capital market conditions for steel companies, the recent trading value of the common stock of the Company and the lack of any standby commitments, the Company has elected not to proceed with its preferred stock rights offering, subject to appropriate bankruptcy court approval.

Forward-Looking Statements: This press release contains certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings. For example, such risks and uncertainties include market conditions for steel, including future pricing and volume levels, the outcome of trade cases, import levels, demand levels, and domestic competition; continued access to and the adequacy of the Company's credit facility; the ability of the Company to meet the needs of its customers; the ability of the Company to successfully compete in the steel industry and the ability to tightly control capital expenditures.

Geneva Steel Holdings Corp. is an integrated steel mill operating in Vineyard, Utah. The Company manufactures steel plate, hot-rolled coil, pipe and slabs for sale primarily in the Western and Central United States.



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                           GENEVA STEEL HOLDINGS CORP.
              STATEMENTS OF OPERATIONS AND SELECTED FINANCIAL DATA
                           FOR THE THREE MONTHS ENDED
                           DECEMBER 31, 2000 AND 1999
                                   (Unaudited)

(In thousands, except per share data)

                                                        Predecessor Company

                                                            December 31,
                                                     --------------------------
                                                       2000             1999
                                                     ---------        ---------
Net sales                                            $ 112,183        $ 126,169
Cost of sales                                          134,257          126,863
                                                     ---------        ---------
Gross margin                                           (22,074)            (694)
Selling, general and administrative expenses             4,712            3,348
                                                     ---------        ---------
Loss from operations                                   (26,786)          (4,042)
                                                     ---------        ---------

Other income (expense):
   Interest and other income                                56               53
   Interest expense                                     (3,065)          (1,485)
   Gain on asset sales                                      --            8,349
                                                     ---------        ---------
                                                        (3,009)           6,917
                                                     ---------        ---------

Income (loss) before reorganization items and
   extraordinary item                                  (29,795)           2,875
Reorganization items                                     2,493            1,114
                                                     ---------        ---------

Net income (loss) before extraordinary item            (32,288)           1,761

Extraordinary item:
   Gain on cancellation of indebtedness                249,289               --
                                                     ---------        ---------

Net income                                             217,001            1,761

Less redeemable preferred stock dividends and
  accretion for original issue discount                    191              187
                                                     ---------        ---------

Net income applicable to common shares               $ 216,810        $   1,574
                                                     =========        =========

Basic and diluted net income per common share:
   Net income (loss) before extraordinary item       $   (1.93)       $    0.09
   Extraordinary item                                    14.79               --
   Net income                                        $   12.86        $    0.09
                                                     =========        =========

Weighted average common shares outstanding              16,854           16,854
                                                     =========        =========

Steel tons shipped                                         404              444
                                                     =========        =========

Capital expenditures                                 $   1,452        $     639
                                                     =========        =========

Depreciation expense                                 $  10,389        $  10,681
                                                     =========        =========

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                           GENEVA STEEL HOLDINGS CORP.
                        SUMMARY BALANCE SHEET INFORMATION
                                   (Unaudited)

(Dollars in thousands)

                                                     Reorganized      Predecessor
                                                       Company          Company
                                                     December 31,     September 30,
                                                        2000              2000
                                                     ------------------------------
Cash                                                  $  22,862         $      --

Current assets                                          150,031           129,342

Property, plant and equipment (net)                     175,747           343,227

Total assets                                            343,659           483,790

Current liabilities not subject to compromise            68,792           127,066

Liabilities subject to compromise                            --           424,684

Total liabilities                                       205,259           570,740

Redeemable preferred stock                                   --            56,757

Total stockholders' equity (deficit)                    138,400          (143,707)